Exhibit 23.1


[Deloitte & Touche letterhead]


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Apollo Gold Corporation on Form S-1 of our report dated January 27, 2003 (except as to Note 18 which is as of August 11, 2003), appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Registration Statement of Apollo Gold Corporation on Form S-1 of our report dated January 27, 2003 on Apollo Gold, Inc and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


Vancouver, Canada

October 6, 2003


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